UNITED STATES
          SECURITIES AND EXCHANGE COMMISSION
                Washington, D.C.  20549


                     SCHEDULE 13G
                    (Rule 13d-102)

       Under the Securities Exchange Act of 1934

                 (Amendment No.    )*


                    AmerAlia, Inc.

---------------------------------------------------------
                   (Name of Issuer)

                     Common Stock
---------------------------------------------------------
            (Title of Class of Securities)

                       023559-26
         -------------------------------------
                    (CUSIP Number)

                    April 28, 1999
         -------------------------------------
(Date of Event Which Required Filing of this Statement)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE
PURSUANT TO WHICH THIS SCHEDULE IS FILED:

       X       Rule 13d-1(c)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  023559-26

1    NAME OF REPORTING PERSON

          Charles D. O'Kieffe
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                     (a)  ----

                                     (b)    X

3    SEC USE ONLY

4    CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

                             5    SOLE VOTING POWER
NUMBER OF SHARES                  552,000
BENEFICIALLY OWNED
BY EACH REPORTING            6    SHARED VOTING POWER
PERSON WITH                          0

                             7    SOLE DISPOSITIVE POWER
                                  552,000

                             8    SHARED DISPOSITIVE
                                  POWER
                                     0

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
  PERSON

      552,000

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
   CERTAIN SHARES*

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      6.3%


12 TYPE OF REPORTING PERSON (See Instructions)
        IN


ITEM 1 (A) NAME OF ISSUER:

     AmerAlia, Inc.

ITEM 1 (B) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE
           OFFICES:

     1155 Kelly Johnson Blvd.
     Suite 111
     Colorado Springs, CO  80920

ITEM 2 (A) NAME OF PERSON FILING:

     Charles D. O'Kieffe

ITEM 2 (B) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR,
IF NONE, RESIDENCE:

     Chicago, Illinois

ITEM 2 (C) CITIZENSHIP:

     USA

ITEM 2 (D) TITLE OF CLASS OF SECURITIES:

     Common Stock

ITEM 2 (E) CUSIP NUMBER: 023559-26

ITEM 3    IF THIS STATEMENT IS FILED PURSUANT TO RULE
          13D-1(B) OR 13D-2(B) OR (C), CHECK WHETHER
          THE PERSON FILING IS A:

     Not Applicable.

ITEM 4    OWNERSHIP:

ITEM 4 (A) AMOUNT BENEFICIALLY OWNED:

     552,000

ITEM 4 (B) PERCENT OF CLASS:

     6.3%

ITEM 4 (C) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

           (i)   sole power to vote or to
                 direct the vote               552,000
           (ii)  shared power to vote or to
                 direct the vote                0
           (iii) sole power to dispose or
                 to direct the disposition of  552,000
           (iv)  shared power to dispose or to
                 direct the disposition of      0

ITEM 5    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     Not Applicable.

ITEM 6    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF
          OF ANOTHER PERSON.

     Not Applicable.

ITEM 7    IDENTIFICATION AND CLASSIFICATION OF THE
          SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING
          REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not Applicable.

ITEM 8    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF
          THE GROUP.

     Not Applicable.

ITEM 9    NOTICE OF DISSOLUTION OF GROUP.

     Not applicable.

ITEM 10   CERTIFICATIONS.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  November 6, 2000

                                   /s/Charles D. O'Kieffe
                                   -----------------------
                                   CHARLES D. O'KIEFFE